Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Gryphon Digital Mining, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock	Other	889,014,144	(1)	N/A	$35,057,544.14	(2)	$153.10 per $1,000,000	$5,367.31
Fees Previously Paid
	Total Offering Amounts						$35,057,544.14			$5,367.31
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$5,367.31

(1)	Represents the estimated maximum number of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Gryphon Digital Mining, Inc. (“Gryphon”) issuable to holders of Class A common stock, par value $0.0001 per share (“ABTC Class A Common Stock”), of American Bitcoin Corp. (“ABTC”) upon the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 9, 2025, by and among Gryphon, ABTC, GDM Merger Sub I Inc. and GDM Merger Sub II LLC, as described in the enclosed proxy statement/prospectus (the “Merger Agreement”). Upon the Closing, Gryphon will change its name to “American Bitcoin Corp.”

The estimated maximum number of shares of Class A Common Stock is based on an exchange ratio, calculated in accordance with the Merger Agreement, of 118.5352. This exchange ratio is based on upon the fully diluted equity capitalization of each of Gryphon and ABTC as of immediately prior to the Closing, and the foregoing estimate is equal to the quotient of (a) (i) 140,306,994 (which is the sum of: (A) 72,769,807 shares of common stock, par value $0.0001 per share (“Common Stock”), of Gryphon issued and outstanding as of June 6, 2025, (B) 12,397,054 shares underlying warrants to purchase Common Stock as of June 6, 2025, (C) 3,578,206 shares of Common Stock underlying restricted stock units of Gryphon as of June 6, 2025, (D) 3,939,394 shares of Common Stock issuable upon the conversion of certain indebtedness of Gryphon as of June 6, 2025 and (E) an estimate (solely for purposes of calculating the number of securities to be registered) of a further 47,622,533 shares of Common Stock that may be issued by Gryphon prior to the Closing) multiplied by (ii) 49 divided by (b) 58,000,000 (which is the sum of (A) 50,500,000 shares of Class B Common Stock, par value $0.0001 per share, of ABTC and (B) 7,500,000 shares of ABTC Class A Common Stock, in each case estimated to be issued and outstanding as of immediately prior to the Closing). The foregoing calculation does not take into account any potential reverse stock split with respect to the Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. ABTC is a private company and no market exists for its securities. Therefore, the proposed maximum aggregate offering price is the book value of ABTC’s securities calculated as of March 31, 2025, which is the last practicable date before the filing of this registration statement in accordance with Rule 457(f)(2). Such calculation of book value also assumes, as of such date, the issuance by ABTC of 7,500,000 shares of ABTC Class A Common Stock for aggregate proceeds of $150,000,000.